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                                                  Exhibit 23.2

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Tricord Systems, Inc. on Form S-8 of our reports dated January 24, 1996, on our audits of the consolidated financial statements and financial statement schedule of Tricord Systems, Inc. as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which reports are included or incorporated by reference in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1995. We also consent to the reference to our Firm under the caption "Incorporation of Documents by Reference."



                                        /s/ Coopers & Lybrand L.L.P.
                                        Coopers & Lybrand L.L.P.



Minneapolis, Minnesota
May 22, 1996